EXHIBIT 10.50

               AGREEMENT BETWEEN EDUCATIONAL VIDEO CONFERENCING, INC. AND GOLDEN GATE UNIVERSITY FOR THE OFFERING OF INTERACTIVE
                           VIDEO CONFERENCED COURSES




                               W I T N E S S E T H

          AGREEMENT made this 3rd day of 2000, between GOLDEN GATE UNIVERSITY with offices located at 536 Mission Street, San Francisco, CA 94105 (hereinafter referred to as "Golden Gate"), and Educational Video Conferencing Inc.,
(hereinafter "EVC"), with offices located at 35 East Grassy Sprain Road, Yonkers, New York 10710.

                  WHEREAS, Golden Gate is an institution of higher learning accredited by the Western Association of Schools and Colleges to offer undergraduate and graduate courses, and,

                  WHEREAS, EVC is a domestic corporation engaged in the business of providing access to such courses to consumers by way of interactive video conferencing and computer conferencing, and,

                  WHEREAS, Golden Gate and EVC wish to enter into a mutually beneficial agreement whereby EVC will provide access to Golden Gate courses to such consumers,

                  NOW, THEREFORE in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

               1. a.) EVC shall  have the  right,  for the  duration  of this agreement and any renewal hereof, to offer all undergraduate and graduate degree programs, courses, and continuing education programs offered by Golden Gate via Interactive Video Conferencing/Distance Learning (hereinafter "IVC/DL") commencing with the Summer 2000 term. Subject to the terms set forth herein in paragraphs 24 and 25, Golden Gate may continue to offer courses and programs via interactive video under agreements with third parties, including applicable successor organizations, entered into prior to the initiation of this agreement, which may continue at Golden Gate's sole discretion.

                  b.) For the purposes of this agreement, IVC/DL shall be defined as live, two way video conferencing, either over desktop computers equipped for video conferencing or video conferencing room systems, as the case may be, in which the student can see and hear the professor/instructor and the professor/instructor can see and hear the individual student. IVC/DL also shall include one-way video and two-way audio distance learning.

                  c.) Unless Golden Gate and EVC agree otherwise in writing, the minimum class size for the offering of an ITV/DL course shall be twenty-five (25) students.
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            2.    EVC will provide all hardware (except  personal  computers, modems, keyboards and monitors), software, and video conferencing equipment (collectively referred to as "equipment") necessary to provide access for Golden Gate courses to IVC/DL students. Students taking IVC/DL courses on desktop computers must have modern computers capable of being video enabled and function as an IVC/DL desktop system. The parties acknowledge that it is the primary goal of EVC to solicit students from corporations, governmental agencies, and institutions (hereinafter "Institutional Employers") with substantial tuition reimbursement and that EVC shall address all student use equipment issues with the Institutional Employers and their employees. In any event, Golden Gate shall not be responsible for the cost of any equipment whatsoever at Institutional Employer locations and/or students homes.

            3. EVC is responsible for costs for marketing, advertising, and promotion regarding EVC's offering of access to Golden Gate courses. Unless otherwise agreed, Golden Gate will provide a reasonable quantity of brochures, catalogues, course schedules, program and course descriptions, posters, etc., to EVC for distribution to employees of EVC's corporate, governmental and institutional clients promoting the Golden Gate programs and courses offered through EVC.

            4. Golden Gate shall provide and maintain rooms capable of becoming teacher stations. This includes installing and maintaining adequate telecommunication lines (ISDN, DSL, or cable, or regular telephone lines) and electrical outlets.
                  Golden  Gate  will  be   responsible   for  the  cost  of  the
                  telecommunication signal transport for video conferenced courses from teacher stations to the MCU Bridge. EVC assumes responsibility or cost for obtaining, providing, or paying for telecommunication signal transport for video conferenced courses from the MCU Bridge to corporate locations and/or students homes.

            5. EVC will be responsible for installing and maintaining up to three (3) teaching stations in the rooms provided by Golden Gate to videoconference IVC/DL courses offered through EVC, subject to enrollment. All teaching stations installed and paid for by EVC shall remain the exclusive property of EVC. On termination of this Agreement, all such equipment shall be promptly removed by EVC at their expense.

            6.    All  equipment  supplied  by  EVC is the  sole  and  exclusive property of EVC, including but not limited to any and all patents, copyrights and trademarks, if any, associated therewith. All classroom, course and program materials or other information supplied by Golden Gate, and all rights and interests in said materials will remain the sole and exclusive property of Golden Gate.

            7. a.) EVC is responsible for the necessary maintenance, repair and/or replacement of video conferencing equipment supplied to Golden Gate for IVC/DL courses.

                  b.) EVC will provide  reasonably  prompt service for repair or
                  replacement  of  defective   interactive  video   conferencing
                  equipment and software as necessary.

                  c.) Golden Gate will be responsible for the prompt repair and/or replacement of interactive video conferencing equipment located at Golden Gate, which may be damaged through improper or unauthorized use.

                  d.) Golden Gate is responsible for the repayment to EVC of the economic value of any EVC equipment, which is lost or stolen while in Golden Gate's custody and control.

            8. Neither party shall utilize the other's name or any associated names, trademarks, copyrights, etc., without prior written consent, except with regard to EVC's marketing, advertising, and promotion of Golden Gate courses. Such permission shall not be unreasonably denied.

            9. a.) EVC will provide faculty development to Golden Gate faculty reasonably required for the offering of Golden Gate courses through EVC.

                  b.) Golden Gate shall be responsible for obtaining the services of and paying all faculty participating in courses offered through EVC, including but not limited to said faculty's salary, benefits (if any) and verification of qualifications. EVC assumes no responsibility for any costs associated therewith.

            10. EVC is solely responsible to provide site locations for IVC/DL students to participate in Golden Gate courses. Golden Gate assumes no responsibility for obtaining or maintaining said sites, nor for any rent or other costs associated therewith.

            11. EVC is not responsible for curriculum, course content, faculty qualifications, course materials or any other aspect of the academic content of any courses offered hereunder. However, Golden Gate agrees to be receptive to and consider EVC input as to course content presentation and delivery of IVC/DL courses consistent with required academic standards.

            12. EVC agrees to make every reasonable effort to maintain its equipment in good working order. However, EVC is not responsible for service or repair delays or interruption of service caused by strikes, labor actions, power outages (other than those limited to site locations alone), acts of God or other matters beyond EVC's control.

            13. Golden Gate hereby acknowledges that the IVC/DL programs marketed by EVC are targeted toward the non-traditional working adult student market and therefore agrees to offer IVC/DL courses at dates and times appropriate to the target market, including the hours of 8:00 a.m. to 11:00 p.m., seven days per week, and at such other times requested by EVC's Institutional Employers and their employees, subject to enrollment. And, including but not limited to the three academic semesters offered each year by Golden Gate, i.e., Fall, Spring and Summer.

            14. a.) The parties hereby acknowledge that this agreement is intended by the parties to facilitate the offering of college courses, degree programs and/or courses of study.

                  b.) Golden Gate shall attempt to obtain and/or maintain accreditation necessary to the offering of college programs courses and credits under the applicable law. Should Golden Gate lose its accreditation at any time during the term of this agreement or any renewal hereof, EVC shall have the right to cancel this contract at the end of the semester in progress, if applicable, or immediately if no semester is underway.

                  c.) EVC shall make all reasonable efforts to meet its obligation under this agreement to provide high quality delivery and access of Golden Gate's courses offered through EVC. If at any time after the third anniversary date of the execution of this agreement, EVC has failed to meet its obligations under the contract, then and in that event only, Golden Gate may:

                         i. provide EVC with written notice (the "Default Notice") specifying the manner in which EVC is in default under the contract;

                         ii. EVC shall have six months from receipt of the Default Notice to cure the default;

                         iii. if at the end of such period EVC has not cured the
                              default, then this agreement shall terminate at the end of the then current term or if classes are not in session, immediately. In that event, Golden Gate shall have the right to take such action as it believes necessary or prudent to complete the delivery of all courses or programs to students that theretofore had been in programs delivered by EVC.

                  d.) Any dispute which may arise between the parties in connection with whether the deficiencies identified in the default notices are breaches of EVC's obligations under this contract, or in the event that EVC contends that it has cured such deficiencies as set forth in the default notice and Golden Gate contends it has not, shall be arbitrated under the commercial arbitration rules of the American Arbitration Association. The award rendered therein shall be final and binding between the parties and may be entered as a judgment in any court of competent jurisdiction. The sole questions to be presented to the arbitrator shall be whether those matters identified as decencies in the Default Notice are in fact a breach of this agreement and if they were, then were the deficiencies cured. The arbitrator shall be chosen from a list of persons who have substantial academic experience in the distance learning field. Subject to the American Arbitration Associations rules, the following time periods shall apply to such a preceding:

                         i. the arbitrator shall be selected from a list of supplied by the American Arbitration Association within 15 days after the filing of the claim;

                         ii. the hearing shall be held within 30 days following the date of the selection of the Arbitrator and completed within 5 business days from the starting date;

                         iii. the award shall be rendered  within 15 days of the
                              completion of the completion of the hearing.

                         iv. If the arbitrator finds in favor of Golden Gate on both issues (or on one issue if only one issue is contested), then the remedy shall be the immediate termination of this contract, unless a term is in session, in which case the contract shall terminate at the end if the then current term. If the award is in favor of EVC then the remedy shall be the continuation of the contract.

            15. a.) Golden Gate shall be responsible for all of its own administrative functions (admissions, academic advising, registration, financial aid, etc.) associated with the offering of IVC/DL courses through EVC.

                  b.) Golden Gate will provide to EVC all necessary administrative forms, applications, written instructions, catalogues, etc. in advance of marketing courses to any organization. It is understood by the parties that EVC is merely a conduit and assumes no liability whatever for the accuracy or correctness of the information in said forms provided by Golden Gate nor for return of any of the aforesaid documents to Golden Gate.

         16.      Fees

                  a.) Golden Gate shall pay to EVC, on the 10th day of each month, [*] of the net tuition actually collected by
                  Golden Gate the preceding month, from any source whatever, from or on behalf of any student registered for and attending accredited college degree courses being offered through EVC, except as noted below, said payments to commence the month immediately following the collection of any such tuition by Golden Gate. All checks for courses taken will be made out to Golden Gate. Net tuition shall be defined as the difference between the publicly marketed tuition price and any scholarships or discounts provided by Golden Gate as a sales discount for purposes of increasing enrollment and/or affecting the student mix of any given class. Any and all scholarships or discounts will be mutually agreed upon between Golden Gate and EVC.

                  b.) For students registered for and attending accredited college degree courses being offered through EVC, if the aforementioned student was enrolled in any Golden Gate for credit course during the twelve month period immediately preceding this agreement, Golden Gate shall be required to pay EVC 40% of the net tuition actually collected.

                  c.) EVC shall have the right, on a semi-annual basis, to examine the books and records of Golden Gate, pertaining to all students taking courses through EVC, in order to audit any accounts due and owing the respective parties. Golden Gate shall have the right to audit EVC accounts for students taking Golden Gate courses on the same basis.

                  d.) Commencing on April 10, 2000, and continuing on the 10th day of every month thereafter, Golden Gate will supply EVC with a list of all students who have applied to Golden Gate, and/or registered, for courses through EVC, the said list to include as available, each student's name, address, telephone number, social security number, registration, financial aid loans and payment status. EVC shall provide to Golden Gate updated information relating to Golden Gate students each month.

                  e.) EVC shall require that each student registering for a course offered through EVC, sign a waiver and release granting EVC access to said student's records, said waiver and release form to be provided to Golden Gate by EVC, the format of which shall be subject to Golden Gate's approval, which approval shall not be unreasonably withheld. It is understood by EVC that Golden Gate will not consent to any requested release of student records which is, or may be, in violation of any Federal or State law or regulation relating to student record access.

                  f.) Within THIRTY (30) DAYS of the completion of each Fall, Spring, and Summer Semester, Golden Gate shall present to EVC, in writing, any requests for adjustments or credits on moneys already paid to EVC, which credits or adjustments have been made necessary by an EVC student having dropped a course, bounced a check, etc. EVC will credit any such valid adjustment to Golden Gate's account in three equal installments over the three months immediately following such request by Golden Gate.

[*] Confidential Portion
                  g.) Students registering for Golden Gate courses through EVC who are employed by an Institutional Employer customer of EVC which have a tuition reimbursement policy for their employees shall be eligible for tuition deferment from Golden Gate until completion of the course, thereby enabling said students to register for Golden Gate completion of the course, thereby enabling said students to register for Golden Gage courses through EVC without payment of tuition or fees up front. Said students shall be required to sign a tuition payment guarantee providing that they are fully responsible for 100% of all tuition in the event that, for any reason, they are not reimbursed by their employer.

                  h.) Students registering for Golden Gate courses offered through EVC who are not employed by an Institutional Employer customer of EVC providing tuition reimbursement to their employees shall be required to pay tuition and fees up front when registering.

            17. a.) Golden Gate will provide a minimum of three(3__) dedicated rooms which will accommodate teaching stations in order to facilitate IVC/DL courses marketed by EVC emanating from its campus and will grant EVC, its agents and subcontractors, reasonable access to said facilities as is required for proper installation, operation, maintenance and repair of all equipment contemplated herein, including but not limited to IVC/DL equipment. Said room shall be a minimum of 10 feet by 16 feet with adequate electrical, air conditioning, lighting, etc., and be otherwise suitable for use as a video conferencing teacher station. Said rooms will be provided one at a time subject to registration demand.

                  b.) Rooms at Golden Gate equipped by EVC for IVC/DL may not be used by the college for any class, function or other purpose, without the prior written permission of EVC. Such permission shall not be unreasonably withheld.

            18. Golden Gate's Public Relations Department will provide reasonable cooperation with EVC in promoting EVC/Golden Gate Telecommute to College Program and the IVC/DL courses offered through EVC.

            19. Golden Gate and EVC will, whenever possible, cooperate in applying for and obtaining, any grants, awards, stipends, fellowships, etc., which are mutually beneficial to the parties.

            20. Golden Gate shall maintain academic control over all courses and will be receptive to EVC input as to IVC/DL presentation.

            21. Golden Gate will assign at least one person who at all times will act as liaison between Golden Gate and EVC.

            22.   Term of Agreement

                  a.) The basic term of this agreement shall be FIVE (5) YEARS.

                  b.) The parties hereby acknowledge the necessity for allowing IVC/DL students continuity and ongoing access to courses and programs, so long as there is adequate registration.

                  c.) In light of the foregoing, the parties agree that commencing on the 1st anniversary date this agreement, and every anniversary date thereafter, this agreement shall automatically be extended for an additional period of one year, subject to the conditions hereinafter contained. For the purpose of this paragraph, it is agreed that the "Anniversary Date" shall be April 1.

                  d.) In the event that either party should desire not to automatically extend this agreement, then and in that event, such party shall so notify the other in writing, by Certified Mail, Return Receipt Requested, no later than the anniversary date of any given year, after which the agreement will not be extended for an additional ONE (1) YEAR, but will have only the Four (4) YEARS of the existing term remaining.

            23. Golden Gate shall have the right to offer courses via IVC/DL on its own to Institutional Employer and/or the employees of any Institutional Employer not under contract with EVC. In such event, EVC shall not have any obligation to market, provide any services or equipment, permit the use of EVC's equipment, or incur any costs in connection with such offerings.

            24. Golden Gate agrees that, for the duration of this agreement and any extensions hereof, as well as for a period of ONE (1) YEAR immediately following any termination or expiration thereof, Golden Gate will not independently video conference or computer conference its college courses or programs offered under this contract to EVC students or institutional clients. If this agreement is terminated pursuant to paragraph 14(c) then , and in that event only, nothing within this contract shall prohibit Golden Gate to deliver curriculum, coursework and instruction in any and all means necessary, to include using video conference or computer conference methodologies, in order to allow a student to complete a course of study which was initiated with Golden Gate and EVC while this agreement was in effect. This paragraph is not intended to, and shall not be interpreted as, permitting Golden Gate University to directly target and market to persons on account of their status as employees of EVCI institutional clients.

            25.   Asynchronous Programs

                  a.) Golden Gate and EVC agree that  asynchronous  programs are not a part of this contract. Notwithstanding the above, Golden Gate agrees that, for the duration of this agreement and any extensions hereof, as well as for a period of ONE (1) YEAR immediately following any termination or expiration thereof, Golden Gate will not independently offer asynchronous college courses or programs, to EVCI's students or institutional clients. A list of EVCI's current institutional clients is attached hereto as Exhibit A and made a part hereof. This paragraph is not intended to, and shall not be interpreted as permitting Golden Gate University to directly target and market to persons on account of their status as employees of EVCI institutional clients.

                  b.) During  the  term  of this  agreement,  when  EVC  signs a contract with an institutional employer, EVC shall advise Golden Gate, in writing, of the institutional employer and offer Golden Gate the opportunity to include its asynchronous programs in the content EVC shall provide for that employer. If Golden Gate wishes to participate it shall notify EVC, in writing, of its intent. In that event, the programs shall be incorporated into this agreement.

                  c.) If Golden Gate opts not to offer its asynchronous  courses to that employer, then Golden Gate may not independently offer asynchronous college courses or programs, to that employer for the duration of this agreement and any extensions hereof, as well as for a period of ONE (1) YEAR immediately following any termination or expiration thereof,

            26. Nothing in this agreement shall preclude Golden Gate from offering or from providing: a.) non-EVC courses to non-EVC students, non-EVC institutional clients or their employees; b.) asynchronous programs currently offered by Golden Gate; c.) synchronous programs currently offered by Golden Gate; d.) live programs currently offered to corporate clients.


            27. The parties agree that disclosure of the terms of this agreement to others will cause EVC irreparable damage to its business.. The parties agree that Golden Gate, without the prior consent of EVC, shall not disclose the terms of this agreement to any person, except as follows:

                         (i)     to any employee of Golden Gate;

                         (ii) to any person or entity with whom Golden Gate has a professional relationship and who has a need to know of the terms of this agreement;

                         (iii) pursuant to a valid court order or subpoena issued by a court or arbitral tribunal".

            28. It is expressly agreed and understood that neither party shall be liable for incidental, special or consequential damages for any breach or violation of this agreement.

            29. The foregoing constitutes the entire agreement between the parties, and any other agreements or representations, whether verbal or written, if not contained herein, are void, of no effect, and are not binding upon the parties.

            30. No valid modification, amendment, or deletion may be made to this agreement except in writing and executed by the parties in substantially the same manner as this agreement.

            31. Any and all notices required hereunder shall be by Certified Mail, Return Receipt Requested, to each party's last known address and shall be deemed given at the time of mailing. Notices for Golden Gate shall be sent to:

                                    Golden Gate University
                                    536 Mission Street
                                    San Francisco CA 94105

                                    Attention::
                                    Jeff Bialik
                                    Vice President for Operations

                            Notice for EVC shall be sent to

                                   Educational Video Conferencing
                                   35 East Grassy Sprain Road
                                   Yonkers, NY 10710

                                   Attention:
                                   Arol Buntzman
                                   Chief Executive Officer

            32. If any portion of this agreement shall be found to be void, voidable or unenforceable, it shall not effect the validity of the remainder of the agreement.

            33. This agreement shall be binding on the respective parties' heirs, successors, and assigns. The parties agree that any disputes or disagreements arising hereunder or in connection herewith shall be mediated under the Commercial Mediation rules of the American Arbitration Association In the event that such dispute or disagreement cannot be successfully settled through mediation, it shall be arbitrated under the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereunder may be entered in any court of appropriate jurisdiction, and will have full force and effect therein.

            34 This agreement shall be construed in accordance with, and governed by, the laws of the State of New York.


         In witness whereof the parties have hereunto set their hands and seal the date first appearing above.



GOLDEN GATE UNIVERSITY

By: /s/ Philip Friedman
    --------------------------
        Philip Friedman, Ph.D.
        President



EDUCATIONAL VIDEO CONFERENCING, INC.


By: /s/ John J. McGrath
    ---------------------------
        John J. McGrath, Ph.D.
        President

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